Press Release

Source: Cycle Country Accessories Corp.

Cycle Country Announces Orders Up 200% Quarter To Date Over Last Year

Tuesday, June 24, 7:00 am ET

SPENCER, Iowa--(BUSINESS WIRE)--Cycle Country Accessories Corp. (AMEX:ATC - News), the recognized leader in development, sales, marketing, and manufacturing of a variety of products for all terrain vehicles (ATV), garden tractors, and golf carts, today announced orders for the third fiscal quarter through mid-June are up 200% compared to the orders received for the same time period last year.

Current orders have deliveries scheduled to occur between June and October of 2008 with the majority scheduled to ship by the end of September. The bulk of the revenue from the orders will be realized in the current fiscal year. The increase in orders has been seen in almost every business segment, Contract Manufacturing, OEM business, and ATV accessories.

"By communicating with our customers we have been able to create benefit for both the customer and ourselves by, in essence, locking in the majority of our steel requirements now and creating a known and stable product price for the months ahead. With steel prices projected to continue increasing in the near to mid term, it just made sense that we should act now to buy as much steel as we will need for the rest of the fiscal year plus some", stated President Jeff Tetzlaff. "Because of our communication with our customers they understood what we were wanting to do was a benefit to them which allowed us to secure a majority of our fiscal fourth quarter sales early."

About Cycle Country Accessories Corporation

Cycle Country has been an industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV's) for over 27 years. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more. Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motor sports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country-Spencer, providing metal fabrication and contract manufacturing services to clients in the mid-west.

www.cyclecountry.com

www.weekend-warrior.com

www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could."

Contact:
Magellan FIN
Mark Gilbert, 317-867-2839
Principal
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation

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